Exhibit 10.4

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

EMPLOYMENT AGREEMENT

This AGREEMENT is made effective as of July 1, 2025, by and between Lakewood-Amedex Biotherapeutics Inc., a Nevada corporation with its principal place of business at 8031 Cooper Creek Blvd., Unit 103, University Park, Florida 34201 (the "Company"), and Thomas Balzer (“Balzer” or the "Employee"), whose address is 7 Brandy Ridge Rd, Sparta New Jersey, 07871.

This Agreement is immediately active and in effect simultaneously with the termination of the Prior Agreement and there is no break in the continuity of Balzer’s Employment Period.

WITNESSETH:

WHEREAS, the Employee agrees to be employed in the role of Chief Medical Officer ("CMO") to the Company with certain responsibilities, (as described in Attachment A: Job Description) on a permanent full-time employment basis; and

WHEREAS, the Company is in need of having such services performed and agrees to enter into a contract with the Employee as a full-time employee to provide said services.

WHEREAS, the Company is in the process of securing financing through a private placement and subsequent direct listing to Nasdaq, which has been approved by the Board and upon closing of the offering or other financing in an amount to equal or exceed $5 million (the "Financing" and such initial closing date, the "Financing Date"), the Employee shall receive certain payments described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	Term.

Balzer’s employment, pursuant to this Agreement, commenced on July 1, 2025 (the "Commencement Date"). Unless terminated pursuant to Section 8 of this Agreement, the Employee's employment will continue unless otherwise terminated by the Company or the Employee by giving the other party one hundred eighty (180) days written notice of such termination or as otherwise provided for in this Agreement. The period from the Commencement Date to the date on which Balzer is no longer employed by the Company, which includes any contractual notice periods set forth herein, is hereinafter called the "Employment Period."

2.	Services.

a. Scope of Services. During the Employment Period, the Employee shall be employed as CMO to the Company and shall report directly to the Chief Executive Officer ("CEO"). The Employee shall provide such management and related services to the Company consistent with such services normally provided in the roles of CMO as would be expected in the Company's industry (the "Services").

b. Time. The Employee agrees to devote his full time and efforts to the performance of the Services as the Company may reasonably request. The Employee may provide consulting services to, and/or may serve on one or more Boards of Directors of, any companies not directly competitive with the Company with the written agreement of the Company and provided however that such activities shall not prevent the Employee from discharging the Services to the Company.

Initial_____

c. Standards. The Employee shall do nothing to harm the reputation of the Company and its products and services. The Services shall be performed in a timely, diligent, and professional manner and shall conform to the highest standards applicable to the Company's industry.

3.	Compensation and Related Matters.

Employee shall be compensated for providing the Services as follows:

a) As compensation for his services hereunder, Balzer shall receive the following: Base salary of $220,000 per year until the Financing Date and $440,000 per year thereafter paid in accordance with the Company's payroll schedule of twice monthly payroll.

b) Annual bonus - Balzer will initially be eligible to receive an annual performance bonus of up to 40% of Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” The actual bonus amount is discretionary and subject to Board approval. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 31st of the calendar year following the calendar year to which such bonus relates.

c) During the Prior Employment Period,

i.	On November 14, 2022, the employee was granted 300,000 options to purchase shares of the Company’s common stock with a strike price of $0.36 per share, with a vesting schedule of 75,000 options vested on the anniversary of each year of the grant date for a period of four years; 150,000 of these options are vested.

ii.	On March 2, 2023, the employee was granted 200,000 options to purchase shares of the Company’s common stock with a strike price of $0.36 per share, with a vesting schedule of 50,000 options vested on the anniversary of each year of the grant date for a period of four years; 100,000 of these options are vested.

iii.	On March 29, 2024, the employee was granted 273,000 options to purchase shares of the Company’s common stock with a strike price of $0.36 per share, with a vesting schedule of 68,250 options vested on the anniversary of August 1st of each year for a period of four years; 136,500 of these options are vested.

iv.	On July 2, 2025, the employee was granted 1,000,000 options to purchase shares of the Company’s common stock with a strike price of $0.39 per share with immediate vesting; 1,000,000 of these options are vested.

The options shall be granted to the fullest extent possible, as Incentive Stock Options ("ISOs") and the remainder shall be Non-Qualified Stock options ("NQOs"). Notwithstanding the above, the Employee's option vesting schedule shall be accelerated to fully vest any non-vested Stock Options if the Employee's employment with the Company as CMO is terminated by the Company for any reason. Upon termination of the Employee's Employment all vested but un-exercised Stock Options shall continue to be eligible for exercise by the Employee for the full ten-year term. Any ISOs not exercised within ninety (90) days of the Employees Termination Date shall be automatically converted to NQOs and eligible for exercise until the expiry of the original ten-year term.

In the event of an acquisition of (a) the Company or, (b) substantially all of the assets of the Company by a third party, any non-vested Stock Options will immediately become vested one day prior to the closing of such acquisition in accordance with the rules of the Equity Incentive Plan ("2020 EIP").

Initial_____

d) The Employee's compensation package shall be reviewed annually by the BOD and adjusted accordingly, except that the Employee's compensation may not be reduced in any way, nor his job function, responsibilities and/or job title be changed without his express written permission. Any action by the BOD to the contrary shall be presented in a contract amendment subject to mutual agreement, otherwise it will be regarded as a material breach.

e) Health Care and Other Benefits- the Employee shall be entitled to receive employee benefits as provided by the Company from time to time to similarly situated employees, which currently consists of unlimited Discretionary Time Off (DTO) for paid vacation and paid federal holidays. The Company reserves the absolute right to amend, modify and discontinue any and all plans, policies and programs. In addition, the Company will endeavor to register with the SEC or equivalent European or other regulatory authority, in order to make them free trading, as many as permissible under SEC or European regulations, the Employee's Lakewood-Amedex Biotherapeutics Inc. stock upon an initial public offering of the Company's stock or any reasonable date thereafter at Employee's request.

4.	Expenditures.

The Company shall, upon submission of an expense report with supporting documentation, reimburse any and all out-of-pocket expenses reasonably incurred by the Employee in the course of executing his duties for the Company, excluding daily travel to and from work, through the next standard payroll cycle. The Employee shall operate within the confines of expense budgets approved by the BOD. The Company shall provide to Employee equipment as may be necessary from time to time for the Employee to fully perform the duties of his position.

The Company will reimburse business-class or equivalent travel accommodation for all required domestic and international travel of 4 hours or more.

5.	Confidential Information.

The Employee acknowledges that in the course of providing the Services, he will have access to information regarding the Company's business, finances and operations. Accordingly, the Employee agrees, except as specifically permitted by this Section, while providing Services to the Company and at all times after the termination of the Employment Period for any reason, to keep confidential all confidential, non-public and proprietary information unique to the Company, including, but not limited to, Company operations, products, (including oligo nucleic acid formulae, chemical formulae and chemical structures) and services, financial and personnel information, pricing information, information concerning suppliers and/or collaborators, business plans, marketing materials, trade secrets, technical methodology, know-how, data, testing methodologies and results, techniques, models, ideas, formulae, processes, inventions, designs, schedules, sketches, notebooks, drawings, process sheets, patents, trademarks, copyrighted materials, computer software programs, source codes and related documentation, and other works of authorship, concerning the Company or its business (collectively , "Confidential Information"). The Employee agrees that he will not, whether or not employed by the Company, disclose to any unauthorized person or use for his own account or for the benefit of another party any of such Confidential Information without the Company's prior consent unless and to the extent that the aforementioned matters (a) become part of the public domain otherwise than as a result of the Employee's acts or omission to act, (b) are required to be disclosed by subpoena or other court process, or (c) as may otherwise be required by law.

6.	Non-Solicitation and Non-Competition.

During the course of the Employment Period and for the period ending one (1) year after the end of the Employment Period (the "Restricted Period"), without prior consent of the Company, the Employee shall not either individually or on behalf of or through any other person, business, enterprise or entity, directly or indirectly, (a) solicit, divert or encourage any of the employees, agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company, or hire or retain any such employee, consultant or representative so solicited or encouraged; and (b) solicit or encourage any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of another business, enterprise or entity. In addition, during the Employment Period and the Restricted Period the Employee shall not work for a competitor nor start a competing business.

Initial_____

Non-Disparagement.

Both the Company and Balzer agree that at no time during Balzer’s employment, or following termination for any reason, will either make any statements, whether written or oral, that are professionally or personally disparaging about, or adverse to, the interests of the other, including but not limited to any written or oral statement concerning any person, product, financial condition, customer base, and/or management capabilities associated with Balzer or the Company.

8.	Termination.

a.	Right to Terminate Employment.

i. Either party may terminate Balzer’s employment as CMO at any time without Cause by providing at least one hundred eighty (180) days' prior written notice to the other party. The Company may terminate Balzer’s employment as CMO for Cause upon sixty (60) days written notice. Cause shall be defined as; (i) the Employee's conviction of, or plea of guilty or no contest to a felony under the laws of the United States or any state thereof, (ii) conviction of the Employee of a crime of fraud or embezzlement, or (iii) the continued failure by the Employee to perform assigned duties in accordance with reasonable written and agreed directions of the Company (which directions shall be consistent with Employee's position and Job Description) and which failure is not cured by Employee within thirty days of Employee's receipt of written notice from the Company specifying the conduct or circumstances that the BOD believes constitutes cause ("Cause"). If the Company defaults in its obligations to Balzer under this Agreement, Balzer may terminate his employment as CMO by sending written notice to the Company describing the event of default. If the Company fails to cure the event of default within thirty (30) days after receiving the notice, Balzer may terminate his employment "With Justification."

ii. In the event that Balzer terminates employment as CMO With Justification or if the Company terminates Balzer without Cause, Balzer shall receive six (6)months of annual base salary in effect at the time of the termination, plus a bonus equal to 50% of the bonus from the previous year if any, or if there was no bonus the previous year then 20% of his then annual salary, within the next payroll cycle immediately following notice of termination. All health care, retirement, and all other benefits, as may be applicable shall continue until the expiry of the Employment Period. In the event of the termination of Balzer’s employment as CMO without Cause or by Balzer With Justification, all stock repurchase options held by the Company shall become null and void and all stock options granted to Employee that have not yet vested shall become immediately vested upon termination. Unless terminated for Cause, any ISOs not exercised within ninety (90) days of the termination date shall immediately convert to Non-Qualified Options ("NQOs") and the Employee shall have the remainder of the ten-year exercise period of the options to exercise such options. If there is any inconsistency between the 2020 EIP and the option agreements themselves, the terms of this Agreement shall govern.

Whether before or after a Change of Control (defined below) after the closing of the Financing, Balzer shall have the right, but not the obligation, to sell up to $2 million in value of his shares of the Company's common stock with right of first refusal to, in the following order: the Company, (ii) or any other third-party buyers at the fair market value of the stock as determined by the BOD or by negotiated price. Balzer shall have two years to exercise this right after the closing of the Financing. The Company shall have no obligation to purchase shares from Balzer.

Initial_____

b) Change in Control. Employee shall be eligible for, and may elect to take at his own discretion, change in control separation pay as a lump sum and benefits upon the occurrence of a change in control of the Company, or at any time within a three-year period following a change in control, if Employee's employment is terminated:

i.	by any action of the Company;

ii. by the Employee for Good Reason. "Good Reason" is defined in this section as any change in Employee's job duties or responsibilities, a reduction in the aggregate level of employee benefits, a decrease of any amount in Employee's compensation, including awards of stock, and/or a requirement that Employee relocate more than twenty-five (25) miles from his primary place of business.

Employee is also eligible for change in control separation pay and benefits if his employment is terminated under the above circumstances at the direction of a third party in contemplation of a change in control. A change in control of the Company occurs when any of the following occurs:

i. any person or group of persons, other than the Company or any affiliates or employee benefit plans, acquires 50% or more of the Company stock; or

ii. the individuals who, as of July 1, 2025 constitute the Company's Board of Directors, cease for any reason to constitute a majority of the Board of Directors; or

iii. the Company merges with or sells substantially all of its assets to another company, unless (1) the shareholders of the Company before the transaction continue to own more than 70% of the company resulting from the transaction (the "New Company"), and (2) members of the Company's Board of Directors prior to the transaction constitute at least a majority of the directors of the New Company, and (3) no person or group of persons owns 20% of more of the new company.

Upon an occurrence of Balzer’s separation from the Company pursuant to provisions of Section 8(b) of this agreement do to a change in control as defined herein, Employee shall receive eighteen (18) months of base salary and a bonus of 40% in the first year and 20% in the second half-year, of said amount to be based on the per annum salary figure in effect as of the date of the change in control. For the avoidance of doubt this change of control separation payment is the sole severance payment Employee shall receive in the event of a change of control severance payment and the severance payments described under Section 8(a)(ii) shall not be paid in addition.

Balzer’s right to receive the payments provided for in this Agreement are conditioned upon his execution of a written release of all claims he may have against the Company or its affiliates arising from the termination of his employment or service as “TITLE”. The severance benefits shall be in addition to Employee’s rights under COBRA.

9.	Termination Upon Death or Disability.

Notwithstanding any term to the contrary, the employment relationship will automatically end upon Balzer’s death or disability (mental or physical) that renders him unable to fulfill the duties contemplated in this Agreement for a consecutive period of ninety (90) days as determined by a medical professional. Upon termination from death or disability, the Company shall pay to Balzer’s estate any earned and accrued, but unpaid, salary and vacation benefits through the date of termination, as well as any other benefits that may be applicable. Any vested stock options granted to the Employee shall be transferred to his estate and the trustee of said estate will be granted the remaining term of the option to exercise such options. This provision shall in no way affect Balzer’s rights to receive long-term disability benefits or other benefits, as may be applicable.

Initial_____

10.	Assignment of Inventions; Return of Company Materials.

a. Employee hereby assigns to the Company or to any person or entity designated by the Company, his entire right, interest and title to all inventions and/or developments to existing Company property ("Developments") made, conceived, first reduced to practice or learned solely or jointly by Employee, whether or not such Developments are patentable, copyrightable or developed during normal working hours, which: (i) were made, conceived or first reduced to practice in the course of performance of Employee's services to the Company, or with the use of the Company's time, materials, funds or facilities; or (ii) are directly or indirectly related to information, technology or investigations of the Company to which Employee has access as part of his work for the Company. Employee acknowledges that all original works of authorship which are made by Employee within the scope of his employment, and which are protectable by copyright are "works made for hire," within the meaning of 17 U.S.C. § 101.

b. Employee agrees to promptly disclose to the Company in confidence all Developments made by him, in whole or in part, during his employment by the Company to permit a determination as to whether or not any such Development is the property of the Company and agrees to disclose all information that the Company reasonably requests about such Developments, including any Development which, Employee contends does not fall within the Services as set forth in Section 2. Employee will not apply for any patent, copyright, trademark or other statutory or common law protection of any Development without the prior written consent of the Company. The Company shall have the right (but shall not be obligated) to use, assert and/or apply for patent, copyright, trademark and other statutory or common law protection for any or all Developments that are its property in any and all countries. Employee waives and releases, to the extent permitted by law, all rights to the foregoing, and agrees to assist the Company in every reasonable way, without additional compensation (but at the Company's expense), to apply for, prosecute and obtain patent, copyright or other protection therefor, and enforce, defend and protect from time to time the Company's rights to the foregoing. Employee shall, whether during or following his employment by the Company, at the Company's request and expense, but without additional compensation, execute any and all assignments, transfers, applications and other papers covering any Developments which may be considered necessary or helpful by the Company in furtherance of the foregoing and/or to accomplish the assignment, transfer and/or license of any Developments to persons or entities designated by the Company. If the Company is unable for any reason to secure Employee's signature to apply for or to pursue any application for any Developments assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact to act for and on his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further such assignments, transfers, applications and other papers with the same legal force and effect as if executed by him. Any assignment of copyright hereunder includes all rights of attribution, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent permitted by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Employee will confirm any such waivers and consents from time to time as requested by the Company.

Upon the termination of this Agreement for any reason, (i) the Employee shall immediately cease performing any further Services, (ii) the Employee shall immediately deliver to the Company all Confidential Information and other Company property, including, without limitation, all materials and deliverables developed as part of the Services and all working papers, descriptions, reports, notes and data relating thereto; and (iii) the Company shall be obligated to pay the Employee the amounts required by paragraph 3 and paragraph 8 herein.

11.	Survival. The obligations of the Company pursuant to Paragraphs 3, 4, 8, 9, 12, and 13 and the Employee pursuant to paragraphs 5, 6, 8, 10, 12 and 13 and both the Company and Employee pursuant to paragraphs 7 and 11, shall survive the expiration or termination of this Agreement.

Initial_____

12.	Remedies. The parties to this Agreement acknowledge and agree that the violation of any of the provisions of this Agreement will cause irreparable loss and harm to the other party which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, that the damaged party will be entitled to injunctive and other equitable relief to enforce the provisions of this Agreement and to prevent or cure any breach or threatened breach thereof; but no action for any such relief shall be deemed to waive either party's right to an action for damages.

The parties agree to undertake good faith negotiations to resolve any disputes arising under this Agreement. In the event that such disputes cannot be resolved within fourteen (14) days through such negotiation, then such disputes shall be submitted to mediation between the parties. The cost of said mediation is to be borne solely by the Company. In the event that such disputes cannot be resolved by mediation, both parties agree to submit such disputes to the American Arbitration Association. The parties agree that the prevailing party is entitled to be awarded reasonable attorney fees, costs and expenses to be paid by the non-prevailing party. The costs of the arbitration, including but not limited to arbitrator fees, is to be borne solely by the non-prevailing party. The Company also undertakes that in the event it fails to prevail in such arbitration, it shall pay to Balzer a liquidated damages payment equal to the Balzer’s annual salary, including the bonus paid in the prior year, in addition to any other payments due under this Agreement.

13.	General Provisions.

a. Entire Agreement. With respect to the subject matter of this Agreement, this is the entire agreement between the Employee and the Company and supersedes all previous oral or written understandings or agreements of similar nature between the Employee and the Company. No waiver or modification of any provision of this Agreement shall be effective unless signed by both the Company and the Employee. It is understood that this Agreement and/or the performance of the Services contemplated herein by the Employee in no way grants to the Employee any express or implied right in or license to any of the Company's present or future intellectual property (including, without limitation, any of the Company's rights in and to any patents, trademarks, copyrights, know-how or other property rights of any kind).

b. Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to choice of law rules that would result in the application of the laws of another state.

c. Notices. Notices, demands, consents, approvals, and permissions hereunder (herein "Notices") shall be given in writing by personal delivery or by first class United States mail addressed to the parties at their respective addresses indicated at the head of this Agreement or at such other address as such party may request in writing from time to time. Any time period relating to a Notice that is given by mail shall be extended by three (3) days and shall be deemed given when mailed.

d. Invalidity. If any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be severable and the remainder of this Agreement shall remain in full force and effect. If any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

e. Right to Cumulative Remedies. The rights and remedies of the parties are cumulative and the exercise or enforcement of any one or more of them will not preclude either party from exercising or enforcing any other right to remedy. The delay or failure by either party to exercise any of its rights in any one instance will not preclude that party from exercising such rights at a later time.

f. Successors and Assigns. This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of the Company (including, without limitation, any corporation or other entity with which, or into which, the Company may be merged or which may succeed to any part of its assets or business) and the heirs and personal representatives of the Employee.

g. Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, a facsimile of this Agreement may be deemed an original for all purposes.

[SEPARATE SIGNATURE PAGE]

Initial_____

IN WITNESS WHEREOF, the parties agree to be bound to the terms of this Employment Agreement and have voluntarily executed this Agreement as of the date(s) written below.

Lakewood-Amedex Biotherapeutics Inc.		Employee

By:	/s/ Charles F. Wright	By:	/s/ Thomas Balzer

Date:	9/13/2025	Date:	9/15/2025

Initial_____

ATTACHMENT A

JOB DESCRIPTION

Chief Medical Officer

The CMO will spend the majority of the time focusing on the following core responsibilities:

•	Provide overall medical, scientific, and clinical leadership for the company.

•	Define and drive the clinical development strategy aligned with corporate goals.

•	Oversee the design, execution, and reporting of clinical trials (Phase I–III).

•	Ensure compliance with regulatory requirements (FDA, EMA, ICH, GCP, etc.).

•	Serve as the primary medical and clinical representative to regulators, investigators, and clinical partners.

•	Lead interactions with the FDA/EMA and other regulatory agencies, including preparation for IND, CTA, and NDA submissions.

•	Partner with R&D, regulatory, and commercial teams to align clinical programs with market and patient needs.

•	Recruit, mentor, and manage clinical and medical affairs teams or the respective external vendors supporting the clinical activities.

•	Oversee medical monitoring, safety review, and pharmacovigilance activities.

•	Support investor relations, fundraising, and business development by articulating clinical and scientific strategy.

•	Establish and maintain relationships with key opinion leaders (KOLs), advisory boards, and the broader medical community.

•	Represent the company at scientific, medical, and industry conferences.

•	Provide medical input into publications, scientific communications, and marketing strategies (when commercial stage).

•	Ensure ethical standards and patient safety remain central to company operations.

•	Support company compliance with all business rules and regulations from a medical perspective.

Initial_____
Page 9 of 9